Exhibit 4.18

JOINT VENTURE CONTRACT

among

Wuhu Chery Automobile Investment Co., Ltd.

Quantum (2007) LLC

and

Hangzhou Chengmao Investment Co., Ltd.

in respect of

Qoros Automotive Co., Ltd.

DATE: December 20, 2017

Appendices

Appendix 1	JV Products
Appendix 2	Articles of Association
i

JOINT VENTURE CONTRACT

Preliminary Statement

THIS JOINT VENTURE CONTRACT (the “Contract”) is made on this December 20, 2017 by and between:

Wuhu Chery Automobile Investment Co., Ltd., a limited liability company duly organized and existing under the laws of the People’s Republic of China (“PRC”), with its legal address at 8 Changchun Road, Wuhu Economic and Technological Development Area, Anhui Province, PRC (hereinafter referred to as “Party A”);

Quantum (2007) LLC, a limited liability company established and existing under the laws of the State of Delaware, the United States of America, with its legal address at16192 Coastal Highway, Lewes, Delaware19958, USA (hereinafter referred to as “Party B”); and

Hangzhou Chengmao Investment Co., Ltd, a limited liability company established and existing under the laws of the PRC, with its legal address at Room 316, Building 9, 588 Feijiatang Road, Xiacheng District, Hangzhou City, Zhejiang Province, PRC (hereinafter referred to as “Party C”).

Party A, Party B and Party C are hereinafter collectively referred to as “Parties”, and individually referred to as a “Party”.

After friendly consultations conducted in accordance with the principles of equality and mutual benefit, Party A, Party B and Party C have agreed to jointly operate a limited liability Sino-foreign equity joint venture enterprise in accordance with the Law of the People’s Republic of China on Equity Joint Ventures Using Chinese and Foreign Investment (hereinafter referred to as the “Joint Venture Law”), the Regulations for the Implementation of the Law of the People’s Republic of China on Equity Joint Ventures Using Chinese and Foreign Investment (hereinafter referred to as the “Joint Venture Regulations”), the Company Law of the People’s Republic of China (hereinafter referred to as the “Company Law”), other relevant laws and regulations of the PRC, and the provisions of this Contract.

Parties have signed this Contract in China on 20th day of December 2017 after unanimous consent.

NOW THEREFORE, it is hereby agreed as follows:

Article 1:      Definitions

The following words and terms used in this Contract shall have the meanings set forth below:

1.1	Intentionally left blank.

1.2	“Articles of Association” means the Articles of Association of the JV Company that are signed by the Parties simultaneously with this Contract and are attached hereto as Appendix 2.

1.3	“Board” means the board of directors of the JV Company.

1.4	“Business License” means the business license issued to the JV Company by the PRC State Administration for Industry and Commerce (including its authorized local branches, as applicable).

1.5
“Closing Date” means the date on which (i) Party A has completed its transfer of 25% of the Equity Interest in the JV Company to Party C; and (ii) Party B has completed its transfer of 26% of the Equity Interests in the JV Company to Party C. Such date shall be deemed as the closing date set out in the closing certificate which is jointly delivered by Party A, Party B and JV Company to Party C.

1.6	“Company Establishment Date” means the date of issuance of the first Business License.

1.8	“Contract Term” means the term of this Contract as set forth in Article 17.

1.9
“Control” means that power, which is possessed directly or indirectly by a person or entity, to direct or cause the direction of the management and policies of another person or entity through ownership of more than fifty percent (50%) of the voting stock or equity interest.

1.10
“Effective Date” means the date when this Contract comes into force, which shall be the date on which this Contract and the Articles of Association are approved by the Examination and Approval Authority.

1.11
“Examination and Approval Authority” means the appropriate PRC government department with the legal authority to approve this Contract and the Articles of Association under the applicable PRC laws and regulations.

1.12	“JV Company” means Qoros Automotive Co., Ltd., the Sino-foreign equity joint venture limited liability company.

1.13	“JV Products” means those products produced by theJV Company, which are set forth in Appendix 1, and any other products that the Parties agree, in writing, that the JV Company shall produce.

1.14	Intentionally left blank.

1.15	Intentionally left blank.

1.16	Intentionally left blank.

1.17
“Motor Vehicle” means passenger cars, sport utility vehicles, light trucks, and other self-propelled land vehicles, all either with electric engines or combustion engines used for transportation of people or goods, provided however that agricultural transportation equipment and material transportation handling equipment are not included.

1.18	“Phase One” means the period of time during which the JV Company is expected to launch those JV Products specified in Appendix 1.

1.19
“PRC” means the People’s Republic of China; provided that, for the purpose of this Contract, the term shall not include Taiwan, the Special Administrative Region of Macau, and the Special Administrative Region of Hong Kong.

1.20	“Renminbi” or “RMB” means the lawful currency of the PRC.

1.21	“Second-Convened Meeting” shall have the meaning ascribed in Article 9.10.

1.22	“Senior Management Employees” means the JV Company’s General Manager, Deputy General Manager, Chief Financial Officer, and other management employees who directly report to the General Manager.

1.23	Intentionally left blank.

1.24	“Supervisor” has that meaning asset forth in Article 10.1.

1.25	“ Supervisory Committee’’ means the supervisory committee of the JVCompany as constituted in accordance with Article 10 of this Contract.

1.26
“Supply Contract” means the supply contract to be executed between Wuhu Chery Automobile Purchasing Co., Ltd. and the JV Company, pursuant to which the JV Company shall purchase components and parts from Wuhu Chery Automobile Purchasing Co., Ltd.

1.27	Intentionally left blank.

1.28	“Third Party” means any natural person, legal person or other organization or entity that is other than the Parties to this Contract.

1.29	“Three Funds” means the JV Company’s reserve fund, enterprise development fund, and employee bonus and welfare fund as stipulated in the joint Venture Regulations.

1.30	“United States Dollars” or “US$” means the lawful currency of the United States of America.

1.31	“Working Employees” means all employees of the JVCompany, other than the Senior Management Employees.

Unless otherwise stated, all references herein to numbered Articles and Appendices are to Articles and Appendices of this Contract.

Article 2: Parties to this Contract

2.1	The Parties to this Contract are:

(1)
Party A:  Wuhu Chery Automobile Investment Co., Ltd., a limited liability company duly organized and existing under the laws of the PRC, with its legal address at 8 Changchun Road, Wuhu Economic and Technological Development Area, Anhui Province, PRC.

Legal Representative of Party A:

Name:	Cui Zhiyu
Position:	Chairman
Nationality:	PRC

(2)
Party B: Quantum (2007) LLC, a limited liability company established and existing under the laws of the State of Delaware, the United States of America, with its legal address at 16192 Coastal Highway, Lewes, Delaware 19958, USA.

Legal Representative of Party B:

Name:	Robert Rosen
Position:	Manager
Nationality:	USA

(3)
Party C: Hangzhou Chengmao Investment Co., Ltd, a limited liability company established and existing under the laws of the PRC, with its legal address at Room 316, Building 9, 588 Feijiatang Road, Xiacheng District, Hangzhou City, Zhejiang Province, PRC.

Legal Representative of Party C:

Name:	Sun Li
Position:	Legal Representative
Nationality:	PRC

2.2	If a Party changes its legal representative, it shall promptly notify the other Parties in writing of such change and the name, position and nationality of its new legal representative.

Article 3:          Legal Form of the JV Company

3.1	Intentionally left blank.

3.2	The name of the JV Company shall be in Chinese and Qoros Automotive Co., Ltd. in English.

3.3	The legal address of the JV Company shall be 1 Tongda Road, Changshu Economic and Technology Development Area, Jiangsu Province, PRC.

3.4
The JV Company may establish branch offices and subsidiaries within and/or outside of the PRC with the consent of the Board, in accordance with the Contract, other agreements and documents executed by the parties and, if required, with approval from the relevant governmental authorities.

3.5
The JV Company shall be an enterprise legal person under the laws of the PRC. The activities of the JV Company shall be governed by the laws, decrees, rules and regulations of the PRC, and its lawful rights and interests shall be protected by the laws, decrees, rules and regulations of the PRC.

3.6
The JV Company shall be a limited liability company. Unless otherwise provided in this Contract or otherwise agreed by a Party in writing, such Party shall only be liable to the JV Company to the extent of that Party’s respective subscribed contributions to the JV Company’s registered capital that are required to be made pursuant to this Contract. Unless otherwise provided in a written agreement signed by a Party, creditors of the JV Company and other claimants against the JV Company shall have recourse only to the assets of the JV Company and shall not seek compensation, damages or other remedies from such a Party.

Subject to the foregoing, in accordance with relevant PRC laws and regulations, the Parties shall share the profits and bear risks and losses of the JV Company in proportion to their equity interest in the JV Company.

Article 4:          Purpose, Scope of Business and Scale of Production

4.1
The purpose of the JV Company is to use efficient and advanced technology, product planning and management, production and distribution techniques to manufacture in the PRC, market and sell the JV Products worldwide, to improve the value and competitiveness of such products, to introduce new products, and to obtain satisfactory economic benefits for the Parties.

4.2	The business scope of the JV Company shall be:

Business items under license management: other hazardous chemical products: flammable liquids in intermediate flashpoint group under Item 2 Class 3: adhesives for automobile doors and windows; liquid sealants. Corrosives presenting acidic properties under Item 1 Class 8: batteries [with acid liquid] (stock prohibited; for commodities subject to administration licensing, the relevant procedures shall be carried out in accordance with the applicable regulations).

Business items without license management: production and sale of motor vehicles under the Qoros-brand; vehicle development and testing; technical services and technology trade; wholesale and import/export of parts and accessories for vehicles, special tools, lubricant oil, chemicals, vehicle decorations, electronic product accessories, clothing and daily use articles (not involving commodities subject to State-run trade administration, for commodities subject to quota and licensing, the Government regulation application process shall apply); motor vehicles after-sales services, technical services and business consulting service; software development and sales, and technical services, data processing and storage service.

4.3
The JV Company’s production scale is expected, in Phase One, to reach no less than 150,000 Motor Vehicles per annum.  In accordance with relevant market  and sales conditions, such scale may be gradually expanded.

4.4
If the JV Company proposes to establish a new subsidiary or branch office, for the purpose of the industrial development of the JV Company, the Parties agree that Wuhu, Anhui Province, shall be given priority consideration when establishing such new subsidiary or branch. The Parties shall use best endeavors to provide cooperation with the JV Company on its conduct of feasibility study as soon as possible on the establishment of Wuhu subsidiary or branch office, and further discuss with the government authority about the investment plan so that Wuhu subsidiary or branch office will be established as soon as possible.

Article 5:          Total Amount of Investment and Registered Capital

5.1
The JV Company’s total amount of investment is Eighteen Billion Four Hundred Eighty Eight Million Five Hundred Ninety Thousand RMB (RMB 18,488,590,000), and its  registered capital is Ten Billion Four Hundred Twenty Five Million Four Hundred Eighty Thousand RMB (RMB 10,425,480,000). The registered capital has been paid up in full by Party A, Party B and Party C.

5.2	The Parties agree that the Parties’ equity interest proportion in the JV Company shall be as follows:

5.2.1	Party A: holding a registered capital of RMB 2,606,370,000 in the JV Company, accounting for twenty five percent (25%) of the equity interest in the JVCompany.

5.2.2	Party B: holding a registered capital of RMB 2,502,115,200 in the JV Company, accounting for twenty four percent (24%) of the equity interest in the JV Company.

5.2.3	Party C: holding a registered capital of RMB 5,316,994,800 in the JV Company, accounting for fifty one percent (51%) of the equity interest in the JV Company.

5.3	Intentionally left blank.

5.4
In the event that any Party fails to make its capital contribution, in whole or in part, in accordance with Article 5.1, such Party shall pay simple interest to the JV Company on the unpaid amount (or the value of the in-kind contribution) from the date due until the date the contribution is made. Such interest shall be computed using the loan interest rate published by the People’s Bank of China for the corresponding period.

5.5
Each time a Party makes a contribution to the JV Company’s registered capital, an accountant registered in the PRC and agreed upon by the Parties shall, at the expense of the JV Company, promptly verify the contribution and issue a capital verification report to the JV Company. Such capital verification report shall be prepared on the basis that any capital contribution in the form of cash shall be deemed to be made on the date on which the relevant amount of cash has been deposited into a bank account of the JV Company, and that any capital contribution in the form of assets shall be deemed to be made on the date on which such assets are transferred to the possession of the JVCompany.

The JV Company shall issue an investment certificate to each Party according to the Joint Venture Regulations, that is signed by the Chairperson of the Board, and that is chopped with the JV Company’s chop. Each investment certificate shall indicate the amount of the capital contribution and the date on which such contribution was made, and a copy shall be submitted to the Examination and Approval Authority and the competent Administration for Industry and Commerce for the record. The General Manager shall maintain a file of all capital verification reports and copies of all investment certificates that have been issued to the Parties.

5.6	Intentionally left blank.

5.7	Any increase in the registered capital and total investment of the JV Company shall require the written consent of the Parties and the unanimous approval of the Board.

5.7.1
The Parties shall contribute to any increase in registered capital in proportion to their respective equity interest at the time of such increase, unless otherwise agreed in writing by the Parties and the Board, and except for the capital increase of Party C as agreed in Article 5.12 hereof.

5.7.2
All increases in the registered capital and total investment shall be approved by the Examination and Approval Authority, if required by relevant PRC laws and regulations. Upon receipt of such approval, the JVCompany shall register the increase in the registered capital and total .investment with the competent Administration for Industry and Commerce.

5.7.3
In the event that the registered capital of the JV Company is increased, any Party which provides US$ or Euro cash as capital contribution shall be credited with a RMB amount equivalent to such US$ or Euro cash amount. Such RMB equivalent shall be calculated using the median of the official buying and selling rates for RMB that is published by the People’s Bank of China on the date on which that US$ or Euro contribution was made.

5.8
Subject to Article 9.14(r) and (s), the JV Company shall be responsible for obtaining any loans or other financing that may be required by the JV Company to fmance its operation and capital expenditures. Subject to the foregoing, the Parties shall cooperate with each other and the JV Company in facilitating the approval and grant by third party lenders of loans to the JV Company. In order to fund the difference between the total amount of investment and the registered capital, the JVCompany may obtain, in accordance with the following, loans from banks or other authorized lenders in the PRC or from banks, export credit agencies, international financial organizations and other lenders abroad:

(a)	The JV Company shall first attempt to obtain such a loan on its own credit.

(b)	Secondly, the JVCompany may pledge or mortgage its assets for the benefit of any lender as collateral for a loan by any such lender.

5.9	Any cost incurred by a Party in connection with the making of a capital contribution shall be pad by such Party unless otherwise has been agreed in writing among the Parties.

5.10
Subject to the Lock-Up Period (Article 5.10.1) and Right of First  Refusal (Article 5.10.3) stipulated in this Contract below as well as other limitations on transfer of the equity interests in the registered capital of the JV Company (each, an “Equity Interest”) under this Articles of Association, any Party shall have the right to sell, assign, transfer or otherwise dispose all or part of its Equity Interests without prior written consent of the other Parties.

5.10.1	Lock-Up Period

(a)
The Parties agree that Party A shall have the right at any time to assign all or part of its Equity Interest to an Affiliate (Party A’s Affiliates includes but not limited to Chery Automobile Co., Ltd., similarly hereinafter); and if it is necessary based on the IPO requirements of Party A or Party A’s Affiliates to transfer Party A’s Equity Interest in the JV Company to a third party to the extent meeting the upper limit required by laws, regulations and security regulatory authority, then the Parties shall agree Party A’s  Equity Interest transfer, and perform necessary formalities in order to implement Party A’s Equity Interest transfer, including without limitation, issuing necessary board resolutions and conducting necessary AIC registration change, etc.. Unless for the purpose of said IPO of Party A or Party A’s Affiliates, within five (5) years of the Closing Date, Party A shall not transfer any or all of its Equity   Interest in the JV Company to any third parties without unanimous agreement by the Parties. On or after the fifth (5th) anniversary of the Closing Date, Party A shall have the right to transfer or dispose of otherwise up to 50% of its Equity Interest (subject to the right of first refusal under Article 5.10.3) to any person and remaining 50% of its Equity Interest shall be disposed of in concert with the Equity Interest of Party C.

Party C shall have a right of first refusal with regard to the Equity Interest transferred by Party A to a Third Party if the transfer price is higher than Thirteen Billion  RMB (RMB  13,000,000,000) (“Base  Price”) (subject  to inflation adjustment as set  forth in Article 5.10.2(c) and adjustments for any subsequent capital investments) multiplied with the percentage of the Equity Interest to be transferred in the total registered capital of the Company and shall exercise such right of first refusal in accordance with Article 5.10.3; for avoidance of doubt, Party B shall have no right of first refusal under such circumstance.

(b)
The Parties agree that (i) Party B shall have the right at any time to transfer or dispose of otherwise up to 50% of its Equity Interest; (ii) Party B shall have the right at any time to assign all of its Equity Interest to an Affiliate; and (iii) agreements with respect to mortgage, pledge, lending or transfer of Equity Interest to Party A by Party B that have been entered into between Party A and Party B before this amendment to the Contract, should be executed as is agreed by Party A and Party B. Within three (3) years since the Closing Date, Party B shall not transfer the remaining fifty percent (50%) of its Equity Interest in the JV Company to any third party without unanimous agreement by the Parties. On or after the third (3rd) anniversary of the Closing Date, Party B shall have the right to transfer or dispose of otherwise all of its Equity Interest to any person (subject to the right of first refusal under Article 5.10.3). Party C shall have a right of first refusal with regard to the Equity Interest transferred by Party B to a Third Party (other than a transfer in accordance with this Article 5.10.l (b)(ii) above) if the transfer price is higher than the Base Price (subject to inflation adjustment as set forth in Article 5.10.2(c)) multiplied with the percentage of the Equity Interest to be transferred in the total registered capital of the Company and shall exercise such right of first refusal in accordance with Article 5.10.3; for avoidance of doubt, Party A shall have no right of first refusal under such circumstance.

(c)
Notwithstanding Article 5.10, the Parties agree that, Party C shall have the right at any time to assign all or part of its Equity Interest to its Affiliate. Unless for the purpose of transfer to the Affiliate of Party C, within five (5) years since the Closing Date, Party C or any Affiliate of Party C shall not transfer any or all of its Equity Interest in the JV Company to any third parties without unanimous agreement by the Parties.

If Party C or any Affiliate of Party C transfers or dispose of otherwise any or all of its Equity Interest to any Third Party, Party A and Party B shall have the right to elect to (i) transfer their Equity Interest to the same Third Party together with Party C on the same terms and conditions in proportion to their then respective actual capital contribution percentage of Party A, Party B and Party C in the JV Company (provided that in no event shall any such arrangements (x) result in indemnities or liabilities beyond net proceeds from exercise of such tag along rights, (y) require any joint and several representations or indenmity or (z) require any person other than the seller to provide any representations, warranties or indemnities); or (ii) transfer their respective Equity Interests to Party C in accordance with Articles 5.10.2 with a fifteen-business-day prior written notice. For the avoidance of doubt, the six-month prior written notice requirement under Articles 5.10.2 shall not apply to this Article 5.10.1 (c).

As long as Party A remains a shareholder of the JV Company holding no less than 7% of the equity interest of the JV Company, Party C and/or its Affiliate will not directly or indirectly transfer all or part of its equity interest in the JV Company (including the provision of any share pledge or similar  encumbrance) to any domestic company engaged in the vehicle manufacturing business without the prior written consent of Party A.

(d)
Any assignment by Party A of its Equity Interest to its Affiliate, any assignment of Party B of its Equity Interest to its Affiliate, any assignment by Party C of its Equity Interest to its Affiliate, any assignment of the Equity Interest among the Parties as the shareholders of the JV Company and assignment in accordance with the Contract are hereinafter in each case referred to as “Internal Assignment”. By entering into the Joint Venture Contract, the Articles of Association or agreements in writing, the Parties shall be deemed to have provided their respective consents to any Internal Assignment and shall waive their respective rights of first refusal to purchase the Equity Interest to be assigned. The Parties shall cause their respective directors appointed at the Board to vote in favour of such Internal Assignment and shall execute all documentation and take any other action required to carry out such Internal Assignment. After any transfer to an Affiliate by any Party, any further transfers of its Equity Interest of such Affiliate shall be subject to this Article 5.10.

An Internal Assignment shall only be carried out by a Party provided that such Party obtains a written irrevocable commitment letter from its Affiliate transferee to the other Parties providing that such Affiliate agrees to be bound by all the terms applicable to such Party hereunder, and for the avoidance of doubt, an Internal Assignment shall include any transfer to an Affiliate of a Party resulting from a foreclosure or enforcement of a share pledge in favor of such Affiliate.

5.10.2	Put Option

(a)
Subject to the further increase of the actual paid-in registered capital of the JV Company, by RMB6,500,000,000 (the “Further Capital Increase”), at RMB 1 yuan per registered capital that has been agreed by the Parties, by each of Party A, Party B and Party C in proportion to its current  equity interest percentage, on or after the fifth (5th) anniversary of the Closing Date but no later than the sixth (6th) anniversary of the date of April 6, 2017, Party A has the right to cause Party C (or any Affiliate of Party C) to purchase up to 50% of the Equity Interest owned by Party A immediately after the Further Capital Increase, at a value equal to RMB 6,370,000,000 multiplied by the percentage of the Post-Investment Equity Interest to be transfened (the “Put Price”). “Post-Investment Equity Interest” shall mean the total Equity Interest owned by Party A and Party B immediately after the Further Capital Increase. For the avoidance of doubt, the Put Price of the total amount of Post-Investment Equity Interest held by each of Party A and Party B in Qoros shall at any time and irrespective of any capital reduction or increase equal to RMB 3,250 million and RMB 3,120 million, respectively, and the Put Price in respect of the exercise of the Put by Party A of 50% of its Post-Investment Equity Interest would be at any time equal to RMB 1,625 million, subject to the inflation adjustment as set forth in Article 5.10.2(c) below. Party A may exercise the put option by providing written notice of such election to Party C at least six (6) months prior to the date (the “Party A Expiration Date”) Party A desires to consummate such transfer to Party C (the “Party A Put Notice”). The Parties shall complete the execution of the necessary transaction documents in connection with the proposed transfer, subject to completion of the bidding process required under applicable laws, as soon as possible after the delivery of the Party A Put Notice and shall complete such transfer on or prior to the Party A Expiration Date. Party C shall purchase such Equity Interest at the Put Price upon completion of such transfer.

To the extent the Further Capital Increase has not been completed at the time of any such exercise pursuant to this Article 5.10.2(a), the Put mechanics shall be adjusted such that Party A has the right to cause Party C (or any Affiliate of Party C) to purchase up  to  50%  of  the  Post-Investment  Equity  Interest   owned  by Party A together with a proportionate amount of any shareholder loans owed to Party A which would have otherwise been converted  pursuant to the Further Capital Increase, at the Put Price (or alternatively, with respect to such shareholder loans, Party C (or any Affiliate of Party C) may procure the JV Company to repay such loans to Party A at the same time when Party C is purchasing the aforesaid Post-Investment Equity Interest provided Party C (or any Affiliate of Party C) provides the funding for such repayment, the JV Company receives the necessary third party approvals for such repayment and such repayment does not materially impact timing for such payments under the Put). In the event that the JV Company fails to complete the repayment of such propmtionate amount of the shareholder loans for any reason whatsoever, Party A shall be entitled to detetmine at its discretion to convert such proportionate amount of the shareholder loans into the equity interest of the JV Company to be held by Party A, and Party C and the JV Company shall take all actions necessary and execute required documents so that Party A is able to complete such conversion and such equity shall be subject to such Put rights. For the avoidance of doubt, the total value of Party A’s Post-Investment Equity Interest together with such respective shareholder loan amounts which would have otherwise been converted shall be equal to the Put Price of RMB 3,250 million subject to any adjustment pursuant to Article 5.10.2(c).

(b)
Following, but not subject to, the completion of the Further Capital Increase, within three (3) years from the Closing Date, Party B has the right to cause Party C (or any Affiliate of Party C) to purchase up to 50% of the Post-Investment Equity Interest owned by Party B at the Put Price. For the avoidance of doubt, the Put Price for 50% of the Post-Investment Equity Interest owned by Party B would be at any time equal to RMB 1,560 million, subject to the inflation adjustment as set forth in Article 5.10.2(c) below. On or after the third (3rd) anniversary of the Closing Date but no later than the sixth (6th) anniversary of the date of April 6, 2017, Party B has the right to cause Party C (or any Affiliate of Party C) to purchase any or all of the remaining Post-Investment Equity Interest owned by Party B following the Further Capital Increase at the Put Price. For the avoidance of doubt, the Put Price for 100% of the Post-Investment Equity Interest owned by Party B following the Further Capital Increase would be at any time equal to RMB 3,120 million, subject to the inflation adjustment as set forth in Article 5.10.2(c) below. Party B may exercise the put option by providing written notice of such election to Party C at least six (6) months prior to the date (“Party B Expiration Date”) Party B desires to consummate such transfer to Party C (the “Party B Put Notice”). The Parties shall complete the execution of the necessary transaction documents in connection with the proposed transfer as soon as possible after the delivery of the Party B Put Notice and shall complete such transfer on or prior to the Party B Expiration Date. Party C shall purchase such Equity Interest at the Put Price upon completion of such transfer. With respect to any guarantee liabilities provided by Party B for the fmancing of the JV Company  prior to the completion  of such   transfer (whether directly  or indirectly),  Party C shall assume from party B such guarantee liabilities  in proportion to its then shareholding percentage in the JV Company immediately after the completion of such transfer.

(c)
The Put Price under Articles 5.10.2(a) and 5.10.2(b) shall be subject to inflation adjustment at an inflation rate which shall be equivalent to an inflation rate starting from the Closing Date to the date of the purchase date under this Article 5.10.2 with reference to the inflation rate published by the National Bureau of Statistics of China.

(d)
To the extent the Further Capital Increase has not been completed at the time of any such exercise pursuant to Article 5.l0.2(b), the Put mechanics shall be adjusted such that Party B has the right to cause Party C (or any Affiliate of Party C) to purchase the Post-Investment Equity Interest owned by Party B that Party B would have the right to cause Party C to purchase had the Further Capital Increase been completed together with a proportionate amount of any shareholder loans owed to Party B which would have otherwise been converted pursuant to the Further Capital Increase, at the Put Price. For the avoidance of doubt, Party C’s purchase of the Post-Investment Equity Interest and shareholder loans of Party B mentioned in this Article 5.10.2(d) shall be subject to the time period and corresponding proportion of Post-Investment Equity Interest that Party B could exercise as specified in Article 5.10.2(b). (or altematively, with respect to such shareholder loans, Party C (or any Affiliate of Party C) may procure the JV Company to repay such loans to Party B at the same time when Party C is purchasing the aforesaid Post-Investment Equity Interest provided Party C (or any Affiliate of Party C) provides the funding for such repayment, and the JV Company receives the necessary third party approvals for such repayment and such repayment does not materially impact timing for such payments under the Put).  In the event that (i) the purchase by Party C of such proportionate amount of the shareholder loans owed to Party B has not been completed due to the foreign exchange control and regulation by the competent authority, or (ii) the JV Company fails to complete the repayment of such proportionate amount of the shareholder loans for any reason whatsoever, Party B shall be entitled to determine at its discretion to convert such proportionate amount of the shareholder loans into the equity interest of the JV Company to be held by Party B, and Party C and the JV Company shall take all actions necessary and execute required documents so that Party B is able to complete such conversion and such equity shall be subject to such Put rights. For the avoidance of doubt, the total value of Party B’s  Post-Investment Equity Interest together with such respective shareholder loan amounts which would have otherwise been converted shall be equal to the Put Price of RMB 3,120 million subject to any adjustment pursuant to Article 5.10.2(c).

5.10.3	Right of First Refusal

Subject to Article 5.10.1, if a Party proposes to transfer any of its Equity Interest to a Third Party (other than to its Affiliate), the other Parties shall have the right of first refusal to purchase all, but not less than all, of the Equity Interest to be transferred at a price and on terms and conditions not less favorable than those offered by such Third Party. The Party who proposes to transfer its Equity Interest shall give the other Parties two-month prior written notice of its intention of the transfer before entering into any binding agreement with regard to the transfer of its Equity Interest. Such notice shall set out in full details of such proposed transfer, including without limitation the identity of the Third Party interested in acquiring such Equity Interest, the proposed purchase price and all other material terms and conditions of the transfer.

The other Parties having the right of first refusal provided in this Article 5.10.3 shall decide and notify the transferring Party in writing within two (2) months of its receipt of the transferring Party’s notice (the “Transfer Notice Period”) whether it decides to exercise the right of first refusal to purchase all, but not less than all, of the Equity Interest to be transferred; such a notice shall constitute a binding commitment to purchase all Equity Interests to be transferred. In the event that more than one Party exercises the right of first refusal provided in this Article 5.10.3, each of such Parties shall purchase the Equity Interest to be transferred in proportion to its then actual capital contribution percentage in the JV Company. Any Party failing to notify the transferring Party of its decision to exercise its right of first refusal in writing within the said Transfer Notice Period shall be deemed to have consented to the proposed transfer, and, and if no Party timely exercises such right of first refusal, the transferring Party may sell and transfer such equity interest to the proposed transferee on the terms and conditions set forth in the notice to the other Parties. The non-transferring Parties may request the transferring Party to provide a copy of the written equity interest transfer agreement entered into with the transferee and evidence of payment of the consideration therefor. In the event that the right of first refusal is exercised pursuant to this paragraph, the Party(s) exercising such rights shall consummate the purchase of the Equity Interests being transferred within 5 business days of the exercise of such rights and the Parties shall execute customary transfer documentation and instruments to give effect to such transfer. In the event that a Party exercises a right of fust refusal but fails to complete the purchase as required by the foregoing sentence, (i) if more than one Party has exercised the right, then the other Party shall be required to complete the purchase of the Equity Interests within 5 business days of the failed purchase and (ii) if such other Party does not complete the sale pursuant to clause (i) or no other Party exercised the right of first refusal, then the Party seeking to transfer Equity Interests shall be free to sell its Equity Interests to any Party. The foregoing two sentences shall not relieve a defaulting Party from any obligations or liabilities it may have with respect to a commitment to purchase Equity Interests pursuant to this paragraph.

5.10.4
“Affiliates” means, any other company or entity, through possessing with voting shares or other ways, that directly or indirectly Controls, is Controlled by, or is under common Control with, such company or entity.

5.10.5
If required by relevant PRC laws and regulations, an assignment of Equity Interest under this Article 5.10 shall be submitted to the Examination and Approval Authority for approval. Upon receipt of such approval, the JV Company shall register the change in ownership with the competent Administration for Industry and Commerce.

5.11
The Parties agree that within the respective lock-up period applicable to the each Party as described in Article 5.10.1 (Lock-Up Period) above, no Party shall mortgage, pledge or otherwise encumber all or any part of its Equity Interest without the prior written consent of the other Parties, except for (1) agreement of(or to) mortgage or pledge that have been registered before this amendment to the Contract, and relevant amendments and adjustments to said agreements; and (2) agreements of mortgage, pledge, lending or transfer by Party B to Party A or Party A’s Affiliates and to third parties by Party B on behalf of Party A or Party A’s Affiliates that have been entered into before this amendment to the Contract and have been provided to Party C for its information.

After the expiration of the aforementioned lock-up period, subject to the limitations on the transfer of the Equity Interest, each Party shall have the right to mortgage, pledge, or otherwise encumber all or any part of its Equity Interest without obtaining the prior written consent of the other Parties.

5.12	Call Option

(a)
The Parties agree that under condition of compliance with PRC laws, within the twenty-four (24) months after the Closing Date and following the Further Capital Increase, Party C shall have the right but not obligation to send written notice (“Call Notice”)to Party A and Party B, to require to continue to increase its shareholding ratio in the JV Company up to 67% of the registered capital of the JV Company by then (“Call Option”). Subject to the applicable law and regulations, the price for such call shall be the same as the price for subscription of the increased capital that has been agreed by the Parties, and shall be added with the interest at rate of 10% per annum (the calculating period shall be commencing from the Closing Date to the actual payment date of the investment amount under the Call Option). To the extent the Further Capital Increase has not been completed at the time of any such exercise pursuant to this Article 5.12(a), Party C shall continue to have the right to exercise the Call Option and the parties agree to negotiate to seek and execute  an alternative solution of which shall have an equivalent economic effect as if the Further Capital Increase had been completed and Party C had exercised the Call Option thereafter.

(b)
Upon receipt of a Call Notice, Party A and Party B shall have the obligation to take such actions as reasonably required by Party C in a timely manner (and in any event within such time periods as may be specified by Party C), in order to successfully complete the transactions (the specific transaction patterns for the Call Option including but not limited to the capital increase of the JV Company, hereinafter referred to as the “Call”) contemplated by the Call Notice, including but without limitation to using best efforts to procure any internal or external authorization necessary to consummate the Call, causing its designated board member to vote in favor of (and not exercising any veto rights against) the Call, waiving any dissenter’s rights or preemptive rights or similar rights in respect of the Call, entering into definitive agreements with respect to the Call, and, as applicable, delivering  duly executed  agreements  and/or  other  documents  as reasonably requested by Party C to facilitate the proposed transaction.

(c)
For the purpose of the Call provided in this Article 5.12, the Parties agree that after the completion of the Call, the number of the Board members shall remain six (6) directors, four of which are appointed by Party C, one of which is appointed by Party A, and one of which is appointed by Party B. In addition, subject to the provision in respect of Second-Convened Meeting under Article 9.10 hereof, the quorum for all meetings of the Board of Directors provided under Article 9.9 and the board number described under Article 9.16 shall be changed to six (6) directors.

5.13
The Parties hereto agree, notwithstanding anything to the contrary contained in the Contract, that nothing herein shall be construed as an obligation of any Party to provide additional contributions to the JV Company in excess of the contributions set forth in Article 5.2 hereof or financial support to the JV Company.

Article 6:        [Intentionally left blank]

Article 7:        [Intentionally left blank]

Article 8:          Technology, Trademarks, Sales and Procurement

8.1
The Parties agree that the JV Company is free to develop Motor Vehicles independently from the Parties and their Affiliates, including combustion engine and electric powered Motor Vehicles and relevant Motor Vehicle platforms, parts, components and accessories for Motor Vehicles and that all related intellectual property rights shall be solely owned by the JV Company. If any intellectual property rights are developed jointly by the JV Company and either Party or its Affiliates, the Board shall approve unanimously and on a case-by-case basis if such intellectual property rights will be jointly owned by the JV Company and such Party (or its Affiliate, as case may be). Before any intellectual property rights are developed jointly by the JV Company and either Party or its Affiliates, the JV Company shall first submit a feasibility study report to the Board and any such joint development shall be executed only after an affirmative unanimous Board approval. Subject to a reasonable cost-sharing agreement between the JV Company and Party A or its Affiliates and any such agreements  and related documentation to be approved unanimously by the Board, Party A or its Affiliates may enjoy the usufruct rights of such JV Company’s intellectual property rights. Regarding all development work carried out by or commissioned by the JV Company in regard to such Models of Motor Vehicles and Motor Vehicle platforms, parts, components and accessories independently developed the JV Company, and subject to an unanimous approval by the Board, Party A or its Affiliates may at their cost and for purpose of training of technical staff of Party A or its Affiliates be involved in any such development work carried out  by commissioned by the JV Company. Subject to an unanimous approval by the Board, the JV Company may decide to commission Party A or its Affiliates to participate in the development work provided that Party A or its Affiliates have the same or better ability and at least equally favorable terms and conditions to conduct such work compared to other entities.

8.2
The brand(s), trade name(s), trademark(s), emblem(s) and any other registered and non-registered intellectual property of any kind to be used for, in connection with or on the JV Products or parts therefor or equipment shall be determined subject to unanimous approval by the Board. The JV Company shall own any and all intellectual property rights (including but not limited to statutory or common law intellectual property rights) in respect of any brand(s), trade name(s), trademark(s), emblem(s) and any other registered and non-registered intellectual property of any kind to be used for, in connection with or on any of the JV Products or parts therefor or equipment. Those brand(s), trade name(s), trademark(s), emblem(s) and any other registered and non-registered intellectual property of any kind which has been or will be created specially for the JV Company is and will be owned by the JV Company for its exclusive use during the existence of the JV Company for, in connection with or on the JV Products and parts therefor and no other parties including the Parties and their respective Affiliates are permitted to use such brand(s), trade name(s), trademark(s), emblem(s) and any other registered and non-registered intellectual property of any kind or the like, unless otherwise agreed jointly by the Parties. Those brand(s), trade name(s), trademark(s), emblem(s) and any other registered and non-registered intellectual property of any kind which is owned by the JV Company at the point in time of the JV Company’s liquidation shall be part of the assets of the JV Company during liquidation.

8.3	Intentionally left blank.

8.4	Intentionally left blank.

8.5
The JV Company will sell and distribute the JV Products worldwide, i.e. inside and outside of the PRC. The JV Company through unanimous decision of the Board will decide to either establish its own distribution network in any country it intends to sell the JV Products by establishing wholly-owned sales subsidiaries in order to carry out its sales and distribution activities or entrust other distributors to do so.

8.6
The Parties agree that Party A or its Affiliate shall have a non-exclusive right to supply to the JV Company the parts and components which may be required for the production of the JV Products and which also are used or will be used for the production of any Motor Vehicles by Party A or any of its Affiliates. Subject to approval of the Board of the JV Company, the JV Company shall purchase such parts and components pursuant to the terms and conditions set forth in supply contracts or similar agreements/orders which shall follow the arms-length principle. The JV Company shall timely pay for such parts and components following normal commercial principle. Also, Party A or its Affiliates may directly supply such parts and components to the distributors or dealers of the JV Products.

8.7
If, for whatever reason, the JV Company, is unable to sell the JV Products in a certain country because of restrictions imposed on either Party (“affected Party”) or its Affiliates under laws and regulations to which such affected Party or its Affiliates are subject, then the JV Company shall decide upon unanimous Board approval if the non-affected Party and/or its designates is/are qualified to sell and/or to distribute the JV Products in that country pursuant to an agreement entered into between the unaffected Party and the JV Company. If the Board finds that the non-affected Party and/or its designates is/are not qualified to sell and/or to distribute the JV Products in that country, the Board shall discuss and approve alternative sales/distribution channels in the best interest of the JV Company.

Article 9:     Board of Directors

9.1	The JV Company shall have a board.

9.2	The Board shall consist of nine (9) directors, two (2) of whom shall be appointed by Party A and two (2) of whom shalI be appointed by Party B, and five (5) of whom shall be appointed by Party C.

9.3
Each director shall be appointed for a term of four (4) years; provided that, the Party which has appointed a director may remove that director and appoint a replacement at any time. A director may serve consecutive terms if reappointed by the Party that originally appointed him/her.

9.3.1
If a seat on the Board is vacated by the retirement, resignation, disability or death of a director or by the removal of such director by the Party which originally appointed him/her, the Party which originally appointed such director shall appoint a successor to serve out such director’s term.

9.3.2	At the time this Contract is signed and each time a director is appointed or replaced, each Party shall notify the other Parties in writing of the name of the appointee or replacement.

9.4	Party C shall designate a director to serve as the Chairperson of the Board. Each of Party A and Party B shall each designate a Vice Chairperson of the Board.

The Chairperson of the Board shall be the legal representative of the JV Company, and shall have the authority delegated to him/her by the Board. The Chairperson shall act in accordance with the provisions of this Contract, those in the Articles of Association, and the applicable PRC laws and regulations.

Whenever the Chairperson of the Board is unable to perform his/her responsibilities for any reason, he/she may designate the Vice Chairperson designated by Party A and Party B by turns to act as proxy for the Chairperson in his/her capacity as Chairperson of the JV Company when the Chairperson is unable to perform his/her responsibilities.

9.5
The JV Company shall indemnify each director against all claims and liabilities incurred by reason of his/her being a director of the JV Company, provided that the director’s acts or omissions giving rise to such claim or liability did not constitute intentional misconduct or gross negligence or a violation of criminal laws.

9.6
The first meeting of the Board shall be held in the PRC within thirty (30) days following the Company Establishment Date. Thereafter, the Board shall hold at least two (2) regular meetings in each calendar year. The Chairperson of the Board has the right to convene an interim meeting of the Board following notice to all directors in accordance with Article 9.8, and shall convene an interim meeting of the Board upon request of at least two (2) directors to convene such a meeting.

9.7
Board meetings shall be held at the registered address of the JV Company or such other place as may be agreed to by the Chairperson of the Board. Meetings may also be held by telephone or other electronic audio or video means such that everyone can hear each other at all times. Participation by a director or his/her proxy in a meeting held by such means shall constitute presence of such director or his proxy in person at a meeting.

9.8
A written notice of convocation of a Board meeting, that is in both English and Chinese and includes the time, place, date and agenda of the Board meeting, shall be distributed to all directors of the Board at least fifteen (15) calendar days in advance of that meeting.

For that meeting, the Chairperson shall prepare a draft of the agenda, and shall distribute the written agenda to each director at least seven (7) calendar days prior to the meeting.

9.9
Eight (8) directors present in person or by proxy shall constitute a quorum for all meetings of the Board of Directors, and no meeting shall be held and no resolution shall be adopted unless a quorum is present.

9.10
If, at any properly convened meeting, no quorum is constituted, then the Chairperson of the Board shall convene another meeting (the “Second-Convened Meeting”) as soon as practical (but not later than thirty (30) days thereafter) by giving seven (7) days’ notice to each director. In the event that there are directors who fail to attend that Second-Convened Meeting in person or by proxy, then those directors who are present at that meeting in person or by proxy shall be deemed to constitute a quorum.

9.11
If a director is unable to attend a Board meeting, he/she may issue a proxy in writing and entrust another director, the General Manager or the CFO as his/her representative to attend the meeting on his/her behalf. The representative so entrusted shall have the same rights and powers as the director who entrusted him/her. One representative who is a director may represent more than one other director by proxy. The Parties shall ensure that their appointed directors attend each Board meeting, either in person or by proxy. A director may also attend the meeting by telephone or video conference, provided that, he/she can hear and be heard by all other directors at the meeting.

9.12
When the General Manager is not a director, he/she may attend Board meetings only upon the request of the Board and in a non-voting capacity. If a matter concerning the appointment, dismissal, performance or remuneration of the General Manager who is also a director is to be discussed by the Board, then, at the request of any other director, the General Manager shall leave that Board meeting during which the discussion of such matter and any vote corresponding to it occurs.

9.13	The Board will cause complete and accurate minutes to be kept of all Board meetings in writing and in Chinese and English.

9.13.1
Unless otherwise required under applicable laws and regulations, minutes of all meetings of the Board shall be signed by the directors present at the relevant meeting, and then be distributed to all the directors as soon as practicable after each meeting but not later than thirty (30) days from the date of such meeting.

9.13.2	The JV Company shall maintain a file of all Board meeting minutes and make the same freely available to the Parties and their authorized representatives.

9.14
The Board shall be the highest authority of the JV Company. The Board shall convene the Board meeting and achieve board resolutions, exercise the following rights of the Board as provided by the PRC laws and agreed by the Parties:

(a)	amendment of the Articles of Association of the JV Company;

(b)	merger and division of the JV Company;

(c)	termination or dissolution of the JV Company, and the liquidation matters in accordance with the Articles of Association and PRC laws;

(d)	increase, decrease of the JV Company’s registered capital;

(e)	investment by the JV Company in other companies or entities, subject to subsection (f) below;

(f)
acquisition of majority equity interests in another entity with an annual cumulative amount exceeding 5% of the net asset value for the immediately prior fiscal year of the JV Company and termination of any material partnership or joint venture contract;

(g)	profit distribution plans, plans for making up losses, and the amount of allocations to the Three Funds;

(h)
sell, convey, transfer, lease or otherwise dispose of, or grant an option or other right to purchase, lease or otherwise acquire (whether in one transfer or a series of related transfers) all or a material part of the JV Company’s fixed assets, provided that in all cases a single transaction or a series of related transaction within a twelve (12) months’ period equal to or exceeds a transaction value of aggregate Two Hundred Million RMB (RMB 200,000,000);

(i)
appointment, dismissal, salary and other compensation benefits of the Senior Management Employees and the salary and other compensation benefits of the General Manager and Chief Financial Officer other than as set forth in Article 11;

(j)	employee salary and welfare system of the JV Company;

(k)	approval of the JV Company’s annual budgets (including addition or elimination of any JV Product) and final accounts, annual and long-term business plans;

(1)	[intentionally left blank;]

(m)	[intentionally left blank;]

(n)	[intentionally left blank;]

(o)
issue of any debenture or the creation of any mortgage, charge, lien, encumbrance or other Third party security interest over any of the JV company’s material fixed assets, other than those provided in connection with legitimate borrowings for the JV Company;

(p)	any change of any significant accounting principles and practices, subject to the applicable PRC laws and regulations, and further subject to Article 13.6;

(q)
enter into any contract or other arrangement with a Party, a member of the Board or an Affiliate or any other Third Party entering into an agreement with JV Company on behalf of any Party, unless such contract or other arrangement is entered into pursuant to (i) an existing agreement or contract approved by the Board as a related-party transaction or (ii) an item expressly approved by the Board in an annual budget of the JV Company or any Board resolutions as related party transaction;

(r)
sell, convey, transfer, lease or otherwise dispose of, or grant an option or other right to purchase, lease or otherwise acquire (whether in one transfer or a series of related transfers) all or a material part of the JV Company’s fixed assets, provided that in all cases a single transaction or a series of related transaction within a twelve (12) months’ period equal to or exceeds an aggregate transaction value of Sixty Million RMB (RMB 60,000,000) but under Two Hundred Million RMB (RMB 200,000,000);

(s)
any borrowing equal to or in excess of Thirty Million RMB (RMB 30,000,000) and the giving by the JV Company of any guarantee or indemnity to or becoming surety for any Third Party in connection with such borrowing;

(t)	a decision to initiate an IPO of the shares of the JV Company;

(u)
settle any litigation matter or claim which would adversely affect the JV Company to conduct business or where the amount under dispute equal to or exceeds seven million United States dollars (US$ 7,000,000), save that where any action is to be taken against one or more Parties or their Affiliates or any other Third Party entering into an agreement with JV Company on behalf of any party, the approval of those Parties shall not be required;

(v)
capital expenditures and investments which are equal to or exceeding the approved annual budget by more than ten percent (10%) or whereby a single transaction or a series of related transactions within a twelve (12) months’ period equal to or exceeds an investment value of aggregate four million United States Dollars(US$ 4,000,000), whichever is higher;

(w)	[intentionally left blank;]

(x)	designation of the external annual auditors of the JV Company for annual auditing, subject to Article 13.6;

(y)	[intentionally left blank;]

(z)	other matters that need to be approved by the board

With regard to the resolution mechanism of the Board, the Parties agree as follows:

(1) the actions described under subsections (a), (b), (c), (d), (h) and (o) of Article 9.14 above shall come into force only to be approved unanimously by the Board through affirmative votes by all directors present at a duly convened board meeting;

(2) the actions described from subsections (f), (g), (r) and (v) of Article 9.14 above shall come into force only after adopted through affirmative votes by two thirds(2/3) (inclusive) of the directors of the Board present at a duly convened board meeting;

(3) the actions described from subsections (e), (i), (j), (k), (p), (s), (t), (u), (x) and (z) of Article 9.14 above shall come into force only after adopted through affirmative votes by a simple majority of the directors of the Board present at a duly convened board meeting; and

(4) the actions described in subsection (q) of Article 9.14 above shall come into force only after adopted through affirmative votes by a simple majority of the directors of the Board, not including directors appointed by or on behalf of the interested Party. For the avoidance of doubts, any related-party transaction that has been approved by the JV Company’s annual budgets shall be made on an arm’s length basis. Any of the non-interested Parties is entitled to engage an independent third party to audit such related-party transaction. If there is any infringement to the legitimate interests of any non-interested Parties, the interested Party shall indemnify such non-interested Party.

The Board of the JV Company shall approve the performance of all the resolutions of the Joint Venture Contract, other written agreements and relevant amendments and supplements executed by the JV Company and all the shareholders.

9.15	Intentionally left blank.
9.16
The Board may, without convening a meeting, adopt any resolution, if eight (8) or more than eight (8) directors then holding office consent in writing to such action. The Chairperson or any person authorized by the Chairperson pursuant to Article 9.4 shall send a written notice in both Chinese and English with the proposed agenda and the proposed resolutions to alI directors at least twenty (20) calendar days in advance of the adoption of such resolutions. The directors shall inform the Chairperson or such person authorized by the Chairperson of his or her position on the proposed resolutions within fourteen (14) days of the aforementioned notice. Such written consent shall be filed with the minutes of the relevant Board proceedings and shall have the same force and effect as a unanimous vote of all directors present at a meeting of the Board. Such consent may be signed in counterparts which, taken together, shall constitute a single consent document.

9.17
Directors shall serve without any remuneration, but all reasonable costs which are within the scope approved by the Board, including travel and accommodations, and which are incurred by the directors in the performance of their duties as directors shall be borne by the JV Company.

9.18	Intentionally left blank.

9.19	Intentionally left blank.

9.20	Intentionally left blank.

9.21	Intentionally left blank.

Article 10:       Supervisory Committee

10.1
The JV Company shall have a Supervisory Committee which shall consist of five (5) supervisors (each, a “Supervisor”), where each of Party A, Party B and Party C shall appoint one (1) Supervisor, and the rest of two (2) supervisors shall be appointed by the employees of the JV Company. The Supervisory Committee shall have one Chief Supervisor who shall be suggested by Party C and elected by the Supervisory Committee. When the Chief Supervisor is unable to exercise his/her duties and powers, then a Supervisor elected by all of the other Supervisors shall perform the Chief Supervisor’s duties.

10.2	The Supervisory Committee shall exercise the following duties and powers:
(a)	to inspect the financial affairs of the JV Company;
(b)
to supervise the Board and Senior Management Employees in the performance of their duties, put forward proposals on the dismissal of any such person who violates laws or administrative regulations, the Articles of Association or any resolution of the Board;

(c)	to request that the Board members, the General Manager of the JV Company, and other Senior Management Employees redress conduct which is detrimental to the interests of the JV Company;
(d)	to institute legal proceedings against Directors or Senior Management Employees of the JV Company in accordance with Article 152 of the PRC Company Law; and
(e)	to exercise other duties and powers specified in the Company Law and the Articles of Association.
10.3	The Supervisors are entitled to attend Board meetings, but shall not have the right to cast a vote at those Board meetings.
10.4	The Supervisory Committee shall convene at least two (2) meetings each year. Written notice shall be sent by its Convener to each Supervisor at least fourteen (14) calendar days prior to the meeting.
10.5
The notice of meetings of the Supervisory Committee shall include the following contents: the date, place and time of the meeting, main contents and topics for discussion and the date of dispatch of the notice.

10.6	Supervisors shall be elected in accordance with the following rules:
(a)
Party A shall be entitled to appoint one Supervisor, Party B shall be entitled to appoint one (1) Supervisor, and Party C shall be entitled to appoint one (1) Supervisor, and the employees of the JV Company shall be entitled to appoint two (2) Supervisors.

(b)	No member of the Board, General Manager of the JV Company, or Senior Management Employees may concurrently act as a Supervisor of the JV Company.
10.7	The term of office of a Supervisor shall be three (3) years. Supervisors may be re-elected to serve consecutive terms.

10.8	All of the Supervisors shall be present at a duly convened meeting, two-thirds of Supervisors present in person shall constitute a valid quorum.
10.9
Decisions adopted at a meeting of the Supervisory Committee shall only be valid if adopted by the affirmative vote of more than fifty percent (50%) of the Supervisors present in person or by proxy at a duly convened meeting.

10.10	The Parties shall ensure that their appointed Supervisors attend each meeting of the Supervisory Committee, either in person or by proxy.
10.11
Meetings of the Supervisory Committee may be attended by the Supervisors in person, or by conference telephone or similar communication equipment where all persons participating in the meeting can hear and speak to each other or by proxy and such participation shall constitute presence in person. If a Supervisor is unable to attend for any reason, he/she may appoint another Supervisor or person by proxy to attend on his/her behalf.

10.12	The Supervisory Committee may adopt any resolution without a meeting if all the Supervisors then holding office consent unanimously in writing to such action
10.13
Supervisors shall serve without any remuneration, but all reasonable costs which are within the scope approved by the Supervisory Committee, including travel and accommodations, and which are incurred by the supervisors in the performance of their duties as supervisors shall be borne by the JV Company.

10.14
The JV Company shall indemnify each of Supervisors against all claims and liabilities incurred by reason of that person being a Supervisor of the JV Company, provided that the acts or negligence of the giving rise to such claim or liability did not constitute intentional misconduct or gross negligence or a violation of criminal laws.

Article 11:     Management Organization
11.1
The JV Company’s management organization shall be under the leadership of a General Manager who shall report directly to the Board. The senior management employees (the “Senior Management Employees”) of the JV Company shall include the General Manager, CFO (defined below) and other management employees as approved by the Board. In addition to the General Manager and the CFO, , the JV Company also shall have other Senior Management Employees as set forth in this Contract and the Articles of Association, or as determined by the Board. All Senior Management Employees shall be responsible to and shall report to the General Manager.

11.2	The Senior Management Employees shall be nominated and appointed as follows:
11.2.1
The General Manager and the chief financial officer (“CFO”) shall be nominated by Party C. Such nomination shall be presented to the Board. The Board shall then approve the nomination by a simple majority vote of those directors on the Board who are present in person or by proxy at a duly convened Board meeting and the approval of the Board shall not be unreasonably withheld. Party C may request at any time to dismiss the General Manager and/or CFO and the approval of the Board shall not be unreasonably withheld. Among the other Senior Management Employees, vice general managers who are in charge of strategy planning, research and development and procurement shall be recommended by any Party. Such recommendations shall be presented to the Board. The Board shall then approve any such appointment by a simple majority vote of those directors on the Board who are present in person or by proxy at a duly convened Board meeting and the approval of the Board shall not be unreasonably withheld. Any Party may request at any time to dismiss one or more of the vice general managers who are in charge of strategy planning, research and development and procurement and the approval of the Board shall not be unreasonably withheld.

11.2.2	The General Manager and CFO each shall serve for a term of four (4) years. Each of the General Manager and CFO may each serve successive terms, if re-nominated by Party C.
11.3
11.2.3 Each of Party A and Party B may each suggest one Deputy CFO. The suggestions for each Deputy CFO shall be presented to the Board for approval. The Board shall then approve the suggestion by a simple majority vote of those directors on the Board who are present in person or by proxy at a duly convened Board meeting and the approval of the Board shall not be unreasonably withheld. Either Party A or Party B may propose at any time to dismiss the Deputy CFO suggested by it and the approval of the Board shall not be unreasonably withheld. The replacements for the General Manager, CFO, any Deputy CFO and all other Senior Management Employees, whether by reason of retirement, resignation, disability or death or by removal for any reason shall be nominated/suggested and appointed in the same manner as the original appointee in accordance with Article 11.2.

The General Manager, CFO, each Deputy CFO and all other Senior Management Employees may be dismissed by the Board at any time, for intentional misconduct or gross negligence or for graft or serious dereliction of duties or other due causes as required by PRC law.

11.4
The General Manager shall be in charge of the day-to-day operation and management of the JV Company and shall carry out all matters entrusted to him/her by the Board. All other Senior Management Employees shall assist the General Manager in his/her work and shall carry out the functions delegated to him/her by specific written authorization of the General Manager.

Subject to the power of the Board as stipulated under the Articles of Association, the General Manager shalI obtain the consent of the Chairperson before he/she can commit the JV Company to spend more than five million Renminbi (RMB 5,000,000) (or the equivalent amount in another currency) in any transaction or series of related transactions within twelve consecutive months, unless such expenditure is approved by the Board in its annual budget.

11.5
The General Manager has the right and the responsibility to take actions and make decisions, in accordance with this Contract and the Articles of Association, that are within the scope of operations set out in the annual business plan approved by the Board, or are within such additional scope of authority as the Board may delegate to the General Manager.

11.6
Unless otherwise approved by the Board, the General Manager and all other Senior Management Employees shall perform their duties on a full-time basis and, except for positions which they hold with a Party or its Affiliate, shall not concurrently serve as a manager, an employee or a consultant of any other company or enterprise, nor shall they serve as a director of, or hold any interest in, any company or enterprise that competes with the JV Company.

11.7	The General Manager and CFO shall provide the Board with at least thirty (30) days’ written notice prior to resigning from their respective duties.
11.8
The JV Company shall indemnify the Senior Management Employees against all claims and liabilities incurred by reason of that person being a Senior Management Employee of the JV Company, provided that the acts or omissions of the Senior Management Employee giving rise to such claim or liability did not constitute intentional misconduct or gross negligence or a violation of criminal laws.

11.9
The JV Company should ensure the information right of each Deputy CFO on material financial matters of the JV Company, and material financial matters should be sent to each Deputy CFO for him/her to read.

Article 12:          Labor Management and Labor Union
12.1
Matters relating to the recruitment, employment, dismissal, resignation, wages and welfare of the Senior Management Employees and the Working Employees of the JV Company shall be handled in accordance with the Labor Law of the People’s Republic of China and related PRC national and local government regulations (hereinafter collectively referred to as the “Labor Laws”). The JV Company’s internal labor policies and the major rules and regulations shall be approved by the Board, and the JV Company’s detailed rules and regulations shall be determined by the General Manager and CFO provided that such internal policies and rules and regulations shall not conflict with the Labor Laws.

12.2
All employees shall be employed by the JV Company in accordance with the terms of labor contracts entered into between the JV Company and individual employees. Such labor contracts shall provide, among other terms, such appropriate restrictive covenants as may be determined necessary by the General Manager concerning competition and confidentiality. Every employee shall also sign a separate confidentiality agreement with the JV Company.

12.3
Employees will be selected according to their professional qualifications, individual characteristics and working experience. The specific number and qualifications of the Working Employees shall be determined by the General Manager, in accordance with the operating needs of the JV Company.

12.4
Each employee may be examined and interviewed by the General Manager (or his/her designated representative) prior to commencement of employment by the JV Company. The General Manager shall have the right to decide, on behalf of the JV Company, whether to employ any person, except for those employees whose appointment and dismissal shall be approved by the Board, in accordance with this Contract.

12.5
All employees hired by the JV Company (other than employees seconded or transferred from Party A) must complete satisfactorily an appropriate probationary period of employment before they will be considered regular employees of the JV Company. The General Manager may discharge any employee during the probationary period if he/she determines that such employee is not suitable to the requirements of the JV Company.

12.6
The JV Company shall conform to rules and regulations of the PRC government concerning labor protection and ensure safe and civilized production. Labor insurance for the Working Employees of the JV Company shall be handled in accordance with the Labor Laws.

12.7
Employees shall have the right to establish a labor union in accordance with the Trade Union Law and other labor laws that are applicable to Sino-foreign equity joint ventures. The labor union shall have one chairperson. In accordance with the Trade Union Law, the JV Company shall allot each month two percent (2%) of the total amount of the real wages received by the JV Company employees for payment into a labor union fund, such payment to be a pre-tax expense of the JV Company. The labor union may use these funds in accordance with the relevant control measures for labor union funds formulated by the All China Federation of Trade Unions.

Article 13:          Financial Affairs and Accounting
13.1
The JV Company shall have a CFO and two Deputy CFOs. The CFO, under the leadership of the General Manager, shall be responsible for the financial management of the JV Company. The Deputy CFO shall assist the CFO in the financial management of the JV Company.

13.2
The General Manager and the CFO shall prepare the JV Company’s accounting system and procedures in accordance with the Enterprise Accounting System in the PRC and other relevant PRC laws and regulations, and shall submit the same to the Board for adoption. Once adopted by the Board, the accounting system and financial accounting procedures shall be filed with the department in charge of the JV Company and with the relevant local department of finance and the tax authorities for the record.

13.3	The JV Company shall adopt Renminbi as its bookkeeping base currency, but may also adopt United States Dollars or other foreign currencies as supplementary bookkeeping currencies.
13.4
All accounting records, vouchers, books and statements of the JV Company must be made and kept in Chinese. Upon reasonable request, the JV Company shall provide each Party with full access to its accounting records, vouchers, books and statements during normal business hours.

13.5
For the purpose of preparing the JV Company’s accounts and statements, calculation of profits to be distributed to the Parties, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be made using the median rate for buying and selling for such currency announced by the People’s Bank of China on the date of actual receipt or payment by the JV Company.

13.6
An accountant independent of any Party, who is registered in PRC, shall be engaged by the Board as its auditor to examine and verify the JV Company’s annual financial statements and reports. The JV Company shall submit to the Parties an annual statement of final accounts in both Chinese and English not later than sixty five (65) calendar days after the end of the fiscal year in a form consistent with PRC laws and regulations. Upon request of Party B, the JV Company will prepare and submit to Party B quarterly statements within thirty (30) calendar days in a form consistent with PRC laws and regulations. The JV Company shall prepare and submit to the Parties financial statements in accordance with International Accounting Standards and US audit standards subject to an agreement between the Parties as to whether Party B or the JV Company shall bear the cost and expense to be incurred by the JV Company in connection therewith.

13.7
The JV Company shall separately open foreign exchange accounts and Renminbi accounts at banks within the PRC that have been approved and duly certified by the relevant PRC government authorities. Following approval by the State Administration of Foreign Exchange, the JV Company may also open foreign exchange bank accounts outside of the PRC. The JV Company shall apply for and maintain a Foreign Exchange Registration Certificate in accordance with applicable legal requirements. The JV Company’s foreign exchange transactions shall be handled in accordance with PRC laws and regulations concerning foreign exchange control.

13.8
The JV Company shall be responsible for maintaining a balance in its foreign exchange receipts and expenditures, primarily through the export of JV Products. However, in order to maintain such balance, the JV Company may also purchase foreign exchange from banks in accordance with the relevant laws of the PRC and adopt other methods permitted under the laws of the PRC. All costs incurred in converting Renminbi to foreign exchange in connection with the operating expenses of the JV Company shall be treated as operating expenses of the JV Company.

13.9
The JV Company shall adopt the calendar year as its fiscal year. The JV Company’s first fiscal year shall commence on the Company Establishment Date and shall end on the immediately succeeding December 31.

13.10	After payment of income taxes by the JV Company in accordance with relevant laws of China, the Board will determine the annual allocations to the Three Funds from the after-tax net profits.

13.11
The distribution of after-tax profits to the Parties shall be handled in accordance with those laws of the PRC that apply to financial administration of foreign-invested enterprises, and shall be carried out as follows:

13.11.1
The Board shall, once every year and by a formally adopted resolution, decide on the amount of after-tax profit of the JV Company (after allocations to the Three Funds) to be retained in the JV Company for expanding its production and operations and the amount to be distributed to the Parties in proportion to their respective equity interest in the JV Company at the time of the Board resolution.

13.11.2
If the JV Company carries losses from the previous years, the profit of the current year shall first be used to cover those losses. No profit shall be distributed unless the deficit from the previous years is made up. The profit retained by the JV Company and carried over from the previous years may be distributed together with the distributable profit of the current year, or after the deficit of the current year is made up therefrom.

13.11.3
The profits available for distribution shall be calculated in Renminbi. After the JV Company has made payments in respect of its foreign exchange obligations, Party B shall be entitled to receive its share of profits in foreign exchange, with translation from Renminbi to United States Dollars for calculation purposes made at the median rate for buying and selling published by the People’s Bank of China on the date on which remittance to Party B is made. All costs incurred in converting Renminbi to foreign currency in connection with the distribution of profits to Party B, including the remittance thereof, shall be borne by Party B.

Article 14:      Taxation and Insurance

14.1
The JV Company shall pay all taxes and duties required under the national and local laws and regulations of the PRC. The JV Company’s PRC and expatriate personnel shall pay individual income tax in accordance with the Individual Income Tax Law of the People’s Republic of China.

14.2
The JV Company shall submit an application for confirmation of the JV Company as a “Technologically Advanced Enterprise” pursuant to relevant regulations and, upon receipt of such confirmation, shall register with the local tax authorities for the preferential tax treatment granted to Technologically Advanced Enterprises. The JV Company shall apply for other preferential tax treatment which may be available to the JV Company from time to time under the applicable PRC laws and regulations.

14.3
The JV Company, at its own expense, shall take out and maintain at all times during the Contract Term adequate insurance for the JV Company against loss or damage by fire, natural disasters, and such other risks as are customarily insured against in the industry during the construction of a manufacturing plant and operation of a manufacturing company. The JV Company shall also obtain and pay for all types of insurance required by laws and regulations of the PRC.

14.3.1	The property, transport and other types of insurance of the JV Company will be denominated in RMB, as appropriate.

14.3.2
The JV Company shall take out the appropriate amount of product liability and personal injury insurance in order to indemnify and protect the JV Company from Third Party product liability and personal injury claims.

14.4	The JV Company shall take out the required insurance from an insurance company or organization that is authorized by the relevant PRC authorities.

Article 15: Confidentiality

15.1
Prior to and during the Contract Term, each Party has disclosed or may disclose to the other Parties confidential and proprietary information and materials concerning their respective businesses, financial condition, proprietary technology, research and development, and other confidential matters. Furthermore, during the Contract Term, the Parties may obtain such confidential and proprietary information concerning the JV Company and the JV Company may obtain such confidential and proprietary information of the Parties. Each of the Parties and the JV Company receiving such information as aforesaid (hereinafter referred to as “Confidential Information”) shall, for the Contract Term and a period of ten (10) years thereafter;

(1) maintain the confidentiality of such Confidential Information; and

(2)         not disclose it to any person or entity, except to their respective employees and advisors who need to know such Confidential Information to perform their work responsibilities for the establishment and operation of the JV Company.

15.2	The provisions of Article 15.1 above shall not apply to Confidential Information that:
(1) can be proved to have been known by the receiving party by written records made prior to disclosure by the disclosing party;
(2) is or becomes public knowledge otherwise than through the receiving party’s breach of this Contract;
(3) was obtained by the receiving party from a Third Party having no obligation of confidentiality with respect to such Confidential Information; or
(4) is required pursuant to any applicable securities law or regulation or by order of any competent court or governmental authority or any stock exchange to be disclosed.
15.3
Each Party shall advise its officers, directors, senior staff, and other employees receiving such Confidential Information of the existence of and the importance of complying with the obligations set forth in Article 15.1.

15.4
If required by any Party, the JV Company shall execute a separate confidentiality agreement with provisions consistent with those set out above with respect to Confidential Information obtained by the JV Company from such Party or its Affiliates.

15.5
Each of the Parties and the JV Company shall formulate rules and regulations to cause its directors, senior staff, and other employees, and those of their Affiliates, also to comply with the confidentiality obligations set forth in this Article 15. All officers, Board members, managers and other employees of the JV Company shall be required to sign a confidentiality undertaking, in a form acceptable to all Parties.

15.6	The provisions of this Article 15 shall not prejudice any rights or obligations that any Party or the JV Company might have under the provisions of applicable laws and regulations of the PRC.
15.7
This Article 15 shall remain binding on any natural or legal person who ceases to be a Party to this Contract through assignment of registered capital and of the corresponding contractual rights and obligations. In addition, the obligations and rights under this Article 15 shall survive the expiration or early termination of this Contract and shall remain in effect for the periods stated in this Article 15, notwithstanding the dissolution or liquidation of the JV Company.

Article 16:         [Intentionally left blank]

Article 17:        Contract Term

17.1
Unless early terminated pursuant to the terms of Article 18 hereof, the Contract Term shall commence upon the Effective Date and shall extend for a period of thirty-five (35) years from the Company Establishment Date.

17.2
If the Parties agree in writing to continue the JV Company, no less than six (6) months prior to the expiration of the Contract Term, each Party shalI cause its directors on the Board to vote in favor of a resolution to submit an application to the Examination and Approval Authority to extend the Contract Term for a term permitted by the PRC laws and regulations in effect at the time such application is submitted. The Contract Term shall be extended upon approval of the Examination and Approval Authority.

Article 18:      Termination and Liquidation

18.1
Subject to the approval by relevant governmental authority, if any of the following events occur, the JV Company shall dissolve on or before the expiration date of the Contract Term, and this Contract shall be terminated consequently:

(a)	the Parties unanimously agree to dissolve the JV Company;
(b)	in the event of any other reasons for dissolution specified in the Joint Venture Contract and Articles of Association of the JV Company; or
(c)	any other termination event, as specified in PRC laws and regulations, occurs.

18.2	Intentionally left blank.

18.3	Intentionally left blank.

18.4	Intentionally left blank.

18.5	Intentionally left blank.

18.6	Intentionally left blank.

18.7	Intentionally left blank.

18.8	Intentionally left blank.

18.9
Following an application to dissolve the JV Company pursuant to Article 18.1, the Board shall forthwith appoint a liquidation committee that shall have the power to represent the JV Company in all legal matters. The liquidation committee shall value and liquidate the JV Company’s assets in accordance with the applicable PRC laws and regulations and the principles set forth herein.

18.10
The liquidation committee shall be made up of five (5) members: Party A shall appoint one (1) member, Party B shall appoint one (1) member and Party C shall appoint three (3) members. Members of the liquidation committee may, but need not be, directors or senior employees of the JV Company. The liquidation committee may engage a lawyer and an accountant registered in the PRC to assist the liquidation committee. When permitted by PRC law, any Party may also appoint professional advisors to assist the liquidation committee. The Board shall report the formation of the liquidation committee to the relevant PRC government department in charge of the JV Company.

18.11
The liquidation committee shall conduct a thorough examination of the JV Company’s assets and liabilities, on the basis of which it shall develop a liquidation plan. If approved by the Board of Directors, such liquidation plan shall be executed under the liquidation committee’s supervision.

18.12
During the liquidation procedures, all assets of the JV Company, including but not limited to such assets of the JV Company which are used specifically for the production and /or testing of the JV Products, shall be included in the assets of the JV Company to be liquidated in the process. Those brand(s), trade name(s), trademark(s), emblem(s) and any other registered and non-registered intellectual property of any kind which is owned by the JV Company at the point in time of the JV Company’s liquidation shall also be part of the assets of the JV Company during liquidation..

18.13
Subject to applicable PRC laws and regulations, the liquidation expenses, including remuneration to members and the lawyers and accountants assisting the liquidation committee, shall be paid out of the JV Company’s assets in priority to the claims of other creditors.

18.14
After the liquidation and division of the JV Company’s assets and the settlement of all of its outstanding debts, the balance shall be paid over to the Parties in proportion to their respective holdings in the equity interest of the registered capital of the JV Company at the time of liquidation.

18.15
On completion of all liquidation work, the liquidation committee shall provide to the Examination and Approval Authority a liquidation completion report which has been approved by the Board, shall hand in the JV Company’s Business License to the original registration authority, and shall complete all other formalities for nullifying the JV Company’s registration in the PRC and other jurisdictions, where applicable. Party B and Party C shall have a right to obtain, at its own expense, copies of all ,of the JV Company’s accounting books and other documents; but the originals of such books and documents shall be left in the care of Party A.

Except as otherwise provided in Articles 15, 18 and 19 of this Contract, neither Party shall have any further obligations or liabilities to the JV Company or other Parties under this Contract upon completion of the liquidation of the JV Company in accordance with this Article 18.

18.16
The obligations and benefits set forth in the liquidation provisions in this Article 18 shall survive termination or expiration of this Contract. Party C fully acknowledges, understands and agrees the arrangement of Party A and Party B provided in this Article 14, and will cooperate in necessary documents execution and conducting necessary formalities.

Article 19:      Breach of Contract
19.1
In the event that a breach of contract committed by a Party to this Contract results in the non-performance of or inability to fully perform this Contract or its Appendices, the liabilities arising from the breach of contract shall be borne by the Party in breach. In the event that a breach of contract is committed by more than one Party, each such Party shall bear its individual share of the liabilities arising from that breach of contract.

19.2	Notwithstanding Article 19.1, the aggregate liability of each Party under this Article 19 shall be limited to the amount of its subscribed contribution to the JV Company’s registered capital.

Article 20:     Excusing Events
20.1
An “Excusing Event” shall mean any events which was unforeseeable at the time this Contract was signed, the occurrence and consequences of which cannot be avoided or overcome, and which arises after the Effective Date and prevents total or partial performance of this Contract by any Party of its commitments under this Contract. Such events shall include earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, acts of government or public agencies, epidemics, civil disturbances, strikes and any other instances which cannot be foreseen, avoided or overcome, including instances which are accepted as force majeure in general international commercial practice.

20.2
If an Excusing Event occurs, a Party’s obligations under this Contract that are affected by such an event shall be suspended during the period of delay caused by the Excusing Event and shall be automatically extended, without penalty, for a period equal to such suspension.

20.3
The Party claiming an Excusing Event shall promptly inform other Parties in writing and shall furnish within thirty (30) days thereafter sufficient evidence of the occurrence and duration of such Excusing Event. The Party claiming an Excusing Event shall also use all reasonable endeavors to terminate that Excusing Event.

20.4
When an Excusing Event occurs, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Excusing Event.

Article 21:     Settlement of Disputes
21.1
In the event a dispute between the Parties arising out of or in relation to this Contract, the Parties shall in the first instance each designate one or more representatives who shall promptly meet to attempt to resolve such dispute through friendly consultations.

21.2
If the dispute is not resolved through consultations within thirty (30) days after one Party has served a written notice on the other Parties requesting the commencement of consultations, then the Parties shall refer and submit the dispute for final resolution by arbitration to the China International Economic and Trade Arbitration Commission (CIETAC) in Beijing in accordance with the arbitration rules then effective.

21.2.1	The place of arbitration shall be Beijing.
21.2.2	The arbitration shall be settled by three (3) arbitrators. Each Party shall appoint one arbitrator within the time stipulated in the arbitration rules of CIETAC.
21.2.3
The language of the arbitration proceedings shall be Chinese and English, provided that if only one language is permitted, the proceedings shall be conducted in English. But each Party may introduce evidence or testimony in languages other than English. The arbitrators may refer to both the English and Chinese texts of this Contract.

21.2.4
The arbitral tribunal shall have the authority and power to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. A request for preservative measures by a Party to a court shalI not be deemed to be or construed as incompatible with, or a waiver of, this agreement to arbitrate.

21.2.5
The arbitration shall be kept confidential and the existence of the proceeding and any element of it (including but not limited to any pleadings, submissions or other documents submitted or exchanged, any evidence and any awards) shall not without prior consent by all Parties be disclosed beyond the Parties to the arbitration and their representatives, the arbitral tribunal, the administering institution (if any) and any person necessary to the conduct of the proceeding, except as may be lawfully required whether in judicial proceedings or otherwise in the normal course of business of the Parties.

21.2.6	The award of the arbitration tribunal shall be final and binding on each of the Parties and may be enforced, if necessary, in any court of competent jurisdiction.
21.2.7	The Parties will use their best efforts to effect the prompt execution of any such awards and will render whatever assistance as may be necessary to this end.
21.3	The costs of arbitration including attorneys’ fees shall be borne by the losing Party unless otherwise decided in the arbitral award.
21.4
When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their other respective rights and fulfill their other respective obligations under this Contract.

21.5
In any arbitration proceeding or legal proceeding to enforce an arbitral award, in any other legal action between the Parties relating to this Contract, each Party waives the defense of sovereign immunity and any other defense solely based upon the fact or allegation that it is a political subdivision, agency or instrumentality of a sovereign state.

Article 22:      Applicable Law

22.1	The formation, validity, interpretation and implementation of this Contract, and any disputes arising under this Contract, shall be governed by the laws of the PRC.

Article 23:      Miscellaneous Provisions
23.1
To the extent permitted by PRC law, failure or delay on the part of any Party hereto to exercise a right under this Contract and the Appendices hereto shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof.

23.2
Except as otherwise provided herein, this Contract may not be assigned in whole or in part by any Party without the prior written consent of other Parties and, if required by PRC laws and regulations, the approval of the Examination and Approval Authority.

23.3
This Contract is made for the benefit of Party A, Party B and Party C and their respective lawful successors and assignees, and is legally binding on them. This Contract may not be amended orally, and any amendment hereto must be agreed to in a written instrument signed by all of the Parties and, if required by PRC laws and regulations, approved by the Examination and Approval Authority before taking effect.

23.4
The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract. If a provision in this Contract is determined as invalid under applicable PRC laws and regulations, the Parties shall discuss and agree whether a replacement for or revision of such provision should be made.

23.5	This Contract is signed in the Chinese language in ten (10) originals and in the English language in ten (10) originals. Both the Chinese and English versions of the Contract shall be equally valid.
23.6
This Contract and the Appendices hereto constitute the entire agreement between the Parties with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements between them with respect to the subject matter of this Contract. In the event of any conflict between the terms and provisions of this Contract and the Articles of Association, the terms and provisions of this Contract shall prevail.

23.7	Prior to the date on which this Contract is duly executed by the Parties, any costs incurred by a Party in relation to this Contract and/or to the JV Company shall be borne by that Party.
23.8
Any notice or written communication provided for in this Contract from one Party to the other Parties or to the JV Company shall be made in writing in Chinese and English and sent by courier service delivered letter or by facsimile with a confirmation copy sent by courier service delivered letter. The date of receipt of a notice or communication hereunder shall be deemed to be seven (7) business days after the letter is given to the courier service or one (1) business day after sending in the case of a facsimile, provided that the delivery or sending is evidenced by a confirmation of receipt as well as confirmation that the communication letter was sent. All notices and communications shall be sent to the appropriate address set forth below, until such address is changed by notice given in writing to the other Parties.

Party A:

Wuhu Chery Automobile Investment Co., Ltd.

8 Changchun Road
Wuhu Economic and Technological Development Area
Anhui Province, PRC, 241009

Attention: Haibo Zhou
Telephone No: +86 553 5922024

Party B:

Quantum (2007) LLC

1 Temasek Avenue#36-01
Millenia Tower Singapore 039192

Attention: Robert Rosen

Facsimile No: (65) 6351 1798
TelephoneNo:(65)6351 1788

Party C:

Hangzhou Chengmao Investment Co., Ltd

Room 316, Buliding 9, 588 Feijiatang Road, Xiacheng District, Hangzhou City, Zhejiang Province, P.R.China
Post code: 310006

Attention: Sun Li

Telephone No: +86 136 0257 5157

The JV Company:

Qoros Automotive Co., Ltd.
1 Tongda Road, Changshu Economic and Technology Development Area, Jiangsu Province, PRC
Attention: Legal Representative
Facsimile No: 0086 512 5202 2040
Telephone No: 0086 512 5202 2000

23.9
The Appendices listed below constitute an integral part of this Contract and are equally binding on the Parties, along with the Articles 1 to 23. In the event of a conflict between the text of this Contract and any Appendix, the text of this Contract shall control.

Appendix 1      JV Products
Appendix 2      Articles of Association

IN WITNESS WHEREOF, the duly authorized representative of each Party has signed this Joint Venture Contract in respect of Qoros Automotive Co., Ltd. in the People’s Republic of China on the date first set forth above.

WUHU CHERY AUTOMOBILE INVESTMENT CO., LTD.

Name:
Title:
Nationality:

QUANTUM (2007) LLC

Name:
Title:
Nationality:

HANGZHOU CHENGMAO INVESTMENT CO., LTD.

Name:
Title:
Nationality:

IN WITNESS WHEREOF, the duly authorized representative of each Party has signed this Joint Venture Contract in respect of Qoros Automotive Co., Ltd. in the People’s Republic of China on the date first set forth above.

WUHU CHERY AUTOMOBILE INVESTMENT CO., LTD.

Name:
Title:
Nationality:

QUANTUM (2007) LLC

Name:
Title:
Nationality:

HANGZHOU CHENGMAO INVESTMENT CO., LTD.

Name:
Title:
Nationality:

IN WITNESS WHEREOF, the duly authorized representative of each Party has signed this Joint Venture Contract in respect of Qoros Automotive Co., Ltd. in the People’s Republic of China on the date first set forth above.

WUHU CHERY AUTOMOBILE INVESTMENT CO., LTD.

Name:
Title:
Nationality:

QUANTUM (2007) LLC

Name:
Title:
Nationality:

HANGZHOU CHENGMAO INVESTMENT CO., LTD

Name:
Title:
Nationality: